Exhibit 99.1

AutoImmune Inc.
1199 Madia Street
Pasadena, CA 91103
Phone: 626-792-1235
Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235
website:	http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2006 FIRST QUARTER FINANCIAL RESULTS

Pasadena, California, May 11, 2006—AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $0.30 million, or $0.02 per share basic and diluted, for the three months ended March 31, 2006, compared with a net loss of $0.17 million, or $0.01 per share basic and diluted, for the three months ended March 31, 2005. As of March 31, 2006, the Company reported $9.1 million in cash and marketable securities as compared to $9.3 million in cash and marketable securities as of December 31, 2005.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “During the first quarter of this year, Colloral LLC, our joint venture with Deseret Laboratories Inc. for dietary supplements, expanded direct mail efforts to reach new customers. Initial response rates are encouraging, but the ultimate success of this initiative will be determined by future product re-orders which translate into ongoing revenue for the venture.” For the past three quarters, AutoImmune has consolidated Colloral LLC for financial reporting purposes in accordance with FIN 46 “Consolidation of Variable Interest Entities.”

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of its lead drug MBP8298, a treatment for secondary progressive multiple sclerosis, should it reach the market. On May 3, 2006, BioMS announced that it had received a fourth positive review by the Data Safety Monitoring Board on its Phase II/III human clinical trial of MBP8298.

AutoImmune has also exclusively licensed certain of its intellectual property rights to Teva Pharmaceutical Industries, Ltd. On March 20, 2006, Teva disclosed in a 20-F filing that it has halted development of an enteric coated oral formulation of Copaxone which was covered under the license agreement, but is considering future development of other non-parenteral formulations of the product. It is unclear at this point in time whether any such future development would involve AutoImmune intellectual property. If Teva does develop a product using the Company’s intellectual property and is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales under its license agreement.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Risk Factors.” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2005	2006

Revenue	$38,000	$97,000

Costs and expenses:
Research and development	127,000	130,000
General and administrative	115,000	362,000

Total costs and expenses	242,000	492,000

Interest income	61,000	97,000
Equity in net loss of unconsolidated affiliate	(30,000)	—

	31,000	97,000

Net income (loss)	($173,000)	($298,000)

Net income (loss) per share—basic	($0.01)	($0.02)

Net income (loss) per share—diluted	($0.01)	($0.02)

Weighted average common shares outstanding—basic	16,919,623	16,919,623

Weighted average common shares outstanding—diluted	16,919,623	16,919,623

CONDENSED BALANCE SHEET (Unaudited)
	December 31, 2005	March 31, 2006

Cash and marketable securities	$9,285,000	$9,051,000
Other current assets	136,000	103,000

Total assets	$9,421,000	$9,154,000

Current liabilities	$157,000	$179,000
Total stockholders' equity	9,264,000	8,975,000

Total liabilities and equity	$9,421,000	$9,154,000